Exhibit 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

February 3, 2021

Board of Directors

GOLFSUITES 1, INC.

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated June 12, 2020, with respect to the balance sheets of GOLFSUITES 1, INC. as of December 31, 2019 and 2018 and the related statements of operations, shareholders’ equity/deficit and cash flows for the calendar year ended December 31, 2019 and the inception period of October 25, 2018 through December 31, 2018 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

February 3, 2021